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                                                                    EXHIBIT 99.2

                                                       EPIX Medical, Inc.
                                                       71 Rogers Street
                                                       Cambridge, MA  02142-1118
                                                       Tel:  617.250.6000
                                                       Fax: 617.250-6032
                                                       Web:  www.epixmed.com

FOR IMMEDIATE RELEASE

               SCHERING AG AND EPIX MEDICAL ESTABLISH PARTNERSHIP
                     FOR MRI CARDIOVASCULAR CONTRAST AGENTS

         --Schering AG will make $20 million equity investment in EPIX--

BERLIN, GERMANY, CAMBRIDGE, MASSACHUSETTS; JUNE 9, 2000 - Schering AG Germany (Dax: SCHG) and EPIX Medical, Inc. (Nasdaq: EPIX) today announced the formation of a strategic partnership to develop and commercialize magnetic resonance imaging (MRI) cardiovascular contrast agents. As previously announced, Schering AG gains worldwide rights (excluding Japan) to market MS-325, which is in Phase III trials. In addition, Schering AG will have an option to develop and market an unspecified cardiovascular product from EPIX's product pipeline. Also under the terms of the agreement, EPIX will have an option to participate in the development and marketing of two Schering AG products currently in clinical trials, SHU555C and Gadomer-17. Schering AG will make a $20 million equity investment in EPIX at $17.98 per share, equal to the 20-day average closing price of EPIX stock as of May 5, 2000. Schering AG will purchase unregistered, restricted common shares.

"Based on Schering AG's commitment to MRI technology, our leading position in the market and the potential of MS-325, we expect to strengthen our presence in the critical US market. As MS-325 opens up new capabilities in cardiovascular MR, we are securing our leadership position in the MRI contrast media market," said Michael Rook, Diagnostics Business Unit Head, of Schering AG.

The four products-in-development covered by this agreement are intended to enhance MRI in detecting blockages in the cardiovascular system. The agents are designed to provide a safe,


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                              EPIX Medical and Schering AG Establish Partnership
                                                             June 9, 2000/Page 2

minimally-invasive alternative to X-ray angiography, the current gold standard in detecting cardiovascular disease. Over 10 million invasive X-ray angiograms are performed worldwide each year.

TERMS OF THE AGREEMENT

As announced earlier today, Schering AG has acquired exclusive rights to co-develop and sell MS-325 worldwide (excluding Japan). Generally, EPIX and Schering AG will share equally in MS-325 clinical development costs and profits. Schering AG has also acquired the right to exclusive worldwide co-development and sales of a cardiovascular MRI agent from EPIX's product pipeline. After completion of EPIX-funded preclinical activities for this product, Schering AG may exercise its right through payment of an up-front fee and milestone payments, sharing equally in development costs and profits.

Schering AG will fund the development costs of SHU555C. EPIX has the right to obtain a royalty from the worldwide sales of Schering AG's SHU555C and may exercise this right through payment of an up-front fee upon the marketing approval of SHU555C and MS-325. EPIX has also acquired the exclusive rights to worldwide co-development and profit sharing for Schering AG's Gadomer-17. After completion of Schering AG-funded Phase II studies, EPIX may exercise this right through payment of an up-front fee and milestones. EPIX and Schering AG will share equally in development costs and profits for Gadomer-17.

Michael D. Webb, Chief Executive Officer of EPIX, said, "We are extremely pleased to be partnering with Schering AG in this field. Schering AG is the most powerful worldwide sales and marketing company of MRI contrast agents, with over 60% market share worldwide. We believe that this agreement covers the four leading products in this field, and that together, EPIX and Schering AG will be able to build a large and mutually profitable business in magnetic resonance angiography."

EPIX Medical is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of

                                    -more-
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                              EPIX Medical and Schering AG Establish Partnership
                                                             June 9, 2000/Page 3

disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. To receive EPIX Medical's latest news and other corporate developments, visit the EPIX Medical website at www.epixmed.com.

Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: gynecology, diagnostics, dermatology and therapeutics for disabling diseases, e.g. multiple sclerosis, leukemia and solid tumors. As a global player with innovative products Schering AG aims for leading positions in specialized markets world-wide. With in-house R&D and supported by an excellent global network with external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS; ACTUAL RESULTS MAY DIFFER MATERIALLY. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED ARE THE FOLLOWING: THE EFFECT OF BUSINESS AND ECONOMIC CONDITIONS; THE IMPACT OF COMPETITIVE PRODUCTS AND CONTINUED PRESSURE ON PRICES REALIZED BY THE COMPANY FOR ITS PRODUCTS; CONSTRAINTS ON SUPPLIES OF RAW MATERIALS USED IN MANUFACTURING CERTAIN OF THE COMPANY'S PRODUCTS; CAPACITY CONSTRAINTS LIMITING THE PRODUCTION OF CERTAIN PRODUCTS; DIFFICULTIES OR DELAYS IN THE DEVELOPMENT, PRODUCTION, TESTING, AND MARKETING OF PRODUCTS; DIFFICULTIES OR DELAYS IN RECEIVING REQUIRED GOVERNMENTAL OR REGULATORY APPROVALS; MARKET ACCEPTANCE ISSUES, INCLUDING THE FAILURE OF PRODUCTS TO GENERATE ANTICIPATED SALES LEVELS; DIFFICULTIES IN RATIONALIZING ACQUIRED BUSINESSES AND IN REALIZING RELATED COST SAVINGS AND OTHER BENEFITS; THE EFFECTS OF AND CHANGES IN TRADE, MONETARY AND FISCAL POLICIES, LAWS AND REGULATIONS; FOREIGN EXCHANGE RATES AND FLUCTUATIONS IN THOSE RATES; THE COSTS AND EFFECTS OF LEGAL AND ADMINISTRATIVE PROCEEDINGS, INCLUDING ENVIRONMENTAL PROCEEDINGS AND PATENT DISPUTES INVOLVING THE COMPANY; AND THE RISK FACTORS REPORTED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF FUTURE EVENTS OR DEVELOPMENTS.

                                      # # #

FOR FURTHER INFORMATION, PLEASE CONTACT:

AT SCHERING
OLIVER RENNER                               HONG CHOW
BUSINESS AND FINANCIAL COMMUNICATION        INVESTOR RELATIONS
Phone:     +49-30 - 468 124 31              Phone:   +49-30 - 468 128 38
Fax:       +49-30 - 468 166 46              Fax:     +49-30 - 468 166 46
Oliver.renner@schering.de                   hong.chow@schering.de

AT EPIX MEDICAL                             AT FEINSTEIN KEAN HEALTHCARE
MICHAEL WEBB -- CHIEF EXECUTIVE OFFICER     FRANCESCA T. DEVELLIS OR JULIE MOSOW
SYDNEY BARRETT -- INVESTOR RELATIONS        Phone:  (617) 577-8110
Phone:  (617) 250-6012                      fdevellis@fkhealth.com